PROXY STATEMENT PURSUANT TO SECTION 14(a)
OF THE SECURITIES EXCHANGE ACT OF 1934

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The Dreyfus/Laurel Funds Trust

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IMPORTANT

August 26, 2002

Dear Shareholder:

As you know, our Special Meeting of Shareholders was held on Thursday, August 1, 2002. At this meeting, shareholders were asked to vote on an agreement and plan of reorganization providing for the transfer of all of the assets of the Fund to the Dreyfus Premier Limited Term High Income Fund (the “Acquiring Fund”).

The purpose of this proposed reorganization is to permit Fund shareholders to participate in a larger fund that has similar investment policies and a lower expense ratio. This proposal is explained in detail in the proxy statement previously sent to you. Your Fund’s Board of Trustees recommends that shareholders vote in favor of this reorganization.

We were pleased that a majority of shares represented at the meeting voted FOR this proposal. However, approval of this proposal requires the affirmative vote of a majority of Fund shares outstanding. As the number of shares voted to date has not been sufficient to approve or defeat the proposal, the Fund has continued to solicit votes on the proposal.

To allow shareholders additional time to cast their votes, the meeting was initially adjourned to Monday, August 26, 2002 and was again adjourned to 3:00 p.m. on Tuesday, October 1, 2002.

Your Fund’s Board of Trustees believes that the reorganization is in the best interests of the Fund’s shareholders. Accordingly, we are enclosing a duplicate proxy card and postage paid return envelope for use by shareholders that have not yet voted. Shareholders can also take advantage of toll-free, touch-tone telephone voting.

Thank you for your attention to this matter. Call your Advisor or Dreyfus at 1-800-645-6561 with any questions.

A REPLY IS NECESSARY IN ORDER FOR YOUR SHARES TO BE REPRESENTED
AT THE ADJOURNED MEETING